Exhibit 21
                                                                    ----------


                                 Subsidiaries of
                        Lexmark International Group, Inc.



1.       Lexmark International, Inc.
         State of Incorporation - Delaware

2.       Lexmark International, S.N.C.
         Country of Incorporation - France

3.       Lexmark Foreign Sales Corporation
         Jurisdiction of Incorporation - Barbados